Exhibit 99.1

FIRST KEYSTONE ANNOUNCES THIRD QUARTER

AND YEAR-TO-DATE 2017 EARNINGS

Berwick, Pennsylvania – October 30, 2017 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $2,056,000 for the three months ended September 30, 2017, and $6,261,000 for the first nine months of 2017. Earnings per share for the third quarter ended September 30, 2017 were $0.36 and $1.10 for the first three quarters of 2017. Dividends paid were $0.27 per share for the three months ended September 30, 2017 and 2016.

Net interest income for year-to-date 2017 was $6,377,000, a decrease of $240,000 from year-to-date 2016. For the nine months ended September 30, 2017, net interest income was down by $685,000 to $19,238,000 as compared to the same period in 2016.

Net interest income has declined due to increased cost of funds as a result of rising short-term interest rates. A significant amount of the Bank’s funding is short-term borrowings and municipal deposits. The cost of these borrowings and deposits have been impacted by the recent increases in rates by the Federal Reserve.

The provision for loan losses has decreased through the nine month period ended September 30, 2017 as a result of improving asset quality. The provision for the nine month period totaled $167,000 in 2017 as compared to $1,700,000 during the same period last year.

During the nine months ended September 30, 2017, non-interest income was lower than the same period last year by $378,000. Investment securities gains, ATM and debit card fees and Trust department income all rose. Non-interest income also included a gain from life insurance proceeds of $458,000 in the third quarter of 2016. Retail investment income and gains on sales of residential mortgages were lower.

Non-interest expense was higher by $1,378,000 through the third quarter of 2017 as compared to 2016. Major factors in the increased expense were the addition of several full-time employees including sales and business development staff. Also, expenses for hospital insurance coverage increased significantly. FDIC insurance costs were lower.

Net income for the nine months ended September 30, 2017 was $6,261,000. As a result of lower net interest income and higher non-interest expense, net income declined for the nine months by $550,000 or 8.1%.

Total assets increased by $17,215,000 or 1.8% from September 30, 2016 to 2017 and ended the current period at $985,108,000. The investment portfolio remained fairly constant while net loans grew by $28,326,000, or 5.6%. Growth in loans was funded by increases in deposits and short-term borrowings.

The Bank experienced a reduction in net interest income as a result of rising short-term interest rates. Funding costs have increased while yields on the loan and investment portfolios have held steady. Coupled with increases in staffing around front line sales positions, net income has declined. Matthew P. Prosseda, President and CEO noted, “Our strategy is to continue to grow our loan portfolio while holding the investment portfolio fairly constant. The pipeline of new commercial and residential loans is strong and should allow us to realize an increase in loans. We are continuing to grow our core deposits to fund loan growth and reduce dependence on short-term borrowings.”

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.